The LGL Group, Inc. Reports Third Quarter 2013 Financial Results

ORLANDO, FL, November 13, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the three and nine months ended September 30, 2013.
Total revenues for the quarter ended September 30, 2013, were approximately $6,098,000, a decrease of 16.5% compared to revenues of $7,307,000 for the same period in 2012.  The Company reported a net loss of ($1,199,000), or ($0.46) per share, for the quarter ended September 30, 2013, compared with a net loss of ($314,000), or ($0.12) per share, for the same period in 2012.  The increase in net loss is primarily attributed to the decline in revenues. Stock-based compensation expense was $135,000, or $0.05 per share, for the quarter ended September 30, 2013, compared to $92,000, or $0.04 per share, for the same period in 2012.
Total revenues for the nine months ended September 30, 2013, were approximately $20,461,000, a decrease of 7.3% compared to revenues of $22,063,000 for the same period in 2012. The Company reported a net loss of ($6,246,000), or loss per share of ($2.40), for the nine months ended September 30, 2013, compared with a net loss of ($1,122,000), or loss per share of ($0.43), for the same period in 2012.  Pre-tax net loss for the nine months ended September 30, 2013 was ($2,324,000), or ($0.89) per share, compared to pre-tax net loss of ($1,646,000), or ($0.63) per share for the same period in 2012.
The decrease in revenues for the three and nine months ended September 30, 2013, was primarily due to reduced demand from existing clients in our Internet Communications Technology ("ICT") market segment, offset by growth in our Aerospace and Defense ("Aero/Defense") market segment.
Gross margin for the third quarter 2013, was 22.4%, compared to 24.5% for the comparable period in 2012. The decrease in gross margin was primarily due to a 16.5% decline in revenues from the comparable period in 2012. Gross margin for the nine months ended September 30, 2013, improved to 27.2%, compared to 24.5% for the same period in 2012.
As of September 30, 2013, the Company's order backlog was $8,446,000, which was a decrease of 6.9% compared to the backlog as of June 30, 2013, which was $9,070,000.
Cash and cash equivalents increased $299,000 to $7,912,000, or $3.04 per share, as of September 30, 2013, compared to $7,613,000, or $2.93 per share, as of June 30, 2013, due primarily to strong collection of receivables and a reduction in inventory during third quarter 2013.  Cash-adjusted working capital, which is comprised of accounts receivable plus inventory less trade accounts payable improved by $981,000 to $6,565,000, or $2.53 per share, at September 30, 2013 compared to $7,546,000, or $2.91 per share, as of June 30, 2013.
LGL's President and Chief Executive Officer, Greg Anderson, said, "While business results for Q3 were lackluster, mirroring the industry, feedback on our engineering investments continues to be positive, showing the potential to create future growth.  We also generated positive cash from operations as we manage through this business cycle.  Our customer positions have strengthened, which we expect will benefit our ability to leverage our platform in the mid to long-term."

Strategic Review Process Ongoing, Company Initiates Restructuring Plan
Since first announced on June 13, 2013, the Company has been conducting a strategic review of opportunities that are economically attractive to stockholder value creation, including joint ventures, selective acquisitions, divestitures, segmentation or discontinuation of certain elements of operations, and strategic restructuring efforts to gain efficiencies and unlock value.  In this context, a warrant dividend was also distributed to stockholders on August 6, 2013, as a way to return a portion of the Company's future value to stockholders.  As part of finalizing the initiatives of the strategic review committee, the Company announced on October 7, 2013, that Michael Ferrantino, Sr., had joined the Company as Executive Vice Chairman of the Board of Directors, and as Executive Chairman of MtronPTI.
Mr. Anderson said, "As 2013 has unfolded, we have seen competitive strength in Aero/Defense, but challenges remain to reposition for growth and to size our client support efforts overall.  In this context, we are pleased that Mr. Ferrantino has joined LGL to bring the benefit of his leadership and experience in leading high-tech companies, especially in frequency control, RF/microwave and integrated assemblies."
The Company today announced that on October 17, 2013, management initiated a restructuring plan to realign its customer support operations across all of the Company's locations with a target of reducing structural costs by at least 10% in an effort to gain efficiencies.  Implementation is anticipated to be largely completed during the fourth quarter of 2013, with related expenses expected to result in a one-time charge during the fourth quarter of between $600,000 and $800,000, of which between approximately $250,000 and $325,000, respectively, will be non-cash.
Mr. Anderson said, "We see this strategic restructuring plan as the best near-term option to reduce the Company's breakeven level and capitalize on the investments that we've made in new product development.  Although we expect the remainder of the year will be challenging, we believe these changes will be the start of continuous improvement as investments begin to show the probability of future return.  We remain committed to making focused investments in these areas as we remain focused on positioning LGL for profitable growth."
2013 Annual Meeting Date Set for December 12, 2013, 9:00 a.m. ET
The Company also announced that its 2013 Annual Meeting of Stockholders (the "2013 Annual Meeting") will be held on Thursday, December 12, 2013, at 9:00 a.m. ET, at The Union League Club, 38 E. 37th Street, New York, NY, 10016.  The record date for stockholders to receive notice of, and to vote at, the 2013 Annual Meeting was October 30, 2013.  Stockholders are cordially invited to attend the meeting in person to meet with management to discuss recent results and current business activities.  The agenda will be as follows:
-	9:00 a.m. 2013 Annual Meeting of Stockholders
-	9:30 a.m. Management's presentation of recent results and current activities
-	10:00 a.m. Question and answer
-	10:30 a.m. Adjournment

Conference Call Scheduled for Thursday, November 14, 2013, at 10:00 A.M. ET
An investor conference call is scheduled for Thursday, November 14, 2013, at 10:00 a.m. ET.  The purpose of the call is to discuss the Company's third quarter 2013 earnings results, current business activities and strategy.

Participants are invited to "attend" the online meeting using Conferencing Center LIVE; or access the conference call at (800) 895-1085 for domestic callers and (785) 424-1055 for international callers.  The participant code is LGLIR1112.
To attend the event, participants are asked to click on the following link: Join the meeting.  Participants may also copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.

The meeting ID is: LGLIR1112; the entry code is: ATTEND.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems, as well as in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota, Yantai, China, and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in The LGL Group's filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton, The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

 THE LGL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

REVENUES	$6,098	$7,307	$20,461	$22,063
Cost and Expenses:
Manufacturing cost of sales	4,731	5,514	14,904	16,666
Engineering, selling and administrative	2,548	2,249	7,834	6,944
OPERATING LOSS	(1,181)	(456)	(2,277)	(1,547)
Other Expense:
Interest expense, net	(4)	(23)	(33)	(78)
Other income (expense), net	(14)	18	(14)	(21)
Total Other Expense	(18)	(5)	(47)	(99)
LOSS BEFORE INCOME TAXES	(1,199)	(461)	(2,324)	(1,646)
Income tax (provision) benefit	—	147	(3,922)	524
NET LOSS	$(1,199)	$(314)	$(6,246)	$(1,122)
Weighted average number of shares used in basic and diluted net loss per common share calculation.	2,595,385	2,593,760	2,598,609	2,596,280
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.46)	$(0.12)	$(2.40)	$(0.43)

THE LGL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(Dollars in Thousands)
	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$7,912	$8,625
Restricted cash	1,500	1,500
Accounts receivable, less allowances of $60 and $79, respectively	3,278	4,350
Inventories, net	4,825	5,349
Deferred taxes, net	—	1,114
Prepaid expenses and other current assets	332	665
Total current assets	17,847	21,603
Property, plant and equipment, net	4,377	4,707
Other assets, net	400	3,283
Total assets	22,624	29,593
LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable to bank	1,086	1,249
Accounts payable	1,538	2,452
Other current liabilities	1,307	1,278
Total Liabilities	3,931	4,979
Stockholders' Equity	18,693	24,614
Total Liabilities and Stockholders' Equity	$22,624	$29,593